Exhibit 10.8
AMENDED AND RESTATED SECURITY AGREEMENT
     This AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) dated as of March 25, 2008 among MoneyGram International, Inc., a Delaware corporation (“Holdco”), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), MoneyGram Payment Systems, Inc., a Delaware corporation (“Payment Systems”), FSMC, Inc., a Minnesota corporation (“FSMC”), MoneyGram Investments, LLC (formerly CAG Inc.), a Delaware limited liability company (“Investments”), PropertyBridge, Inc., a Delaware corporation (“PropertyBridge”), MoneyGram of New York LLC, a Delaware limited liability company (“MGI NY”; Holdco, the Borrower, Payment Systems, FSMC, Investments, PropertyBridge, MGI NY and each Person who becomes a party to this Agreement by execution of a joinder in the form of Exhibit A hereto, are sometimes collectively referred to herein as “Grantors” and each, individually, as a “Grantor”), and JPMorgan Chase Bank, N.A., as Collateral Agent for the benefit of the Secured Parties (the “Collateral Agent”).
W I T N E S S E T H:
     WHEREAS, Holdco, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions so designated on the commitment schedule attached thereto (the “Existing Lenders”) are party to that certain Amended and Restated Credit Agreement dated as of June 29, 2005 (as previously amended, the “Existing Credit Agreement”);
     WHEREAS, Holdco, the Borrower, Payment Systems, FSMC, Investments, PropertyBridge, MGI NY and the Collateral Agent are each party to that certain Security Agreement dated as of January 25, 2008 (the “Existing Security Agreement”);
     WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement dated as of the date hereof by and among Holdco, the Borrower, the Administrative Agent and the financial institutions so designated on the Commitment Schedule (the “Lenders”) (the same, as it may be amended, restated, amended and restated, modified or supplemented and in effect from time to time, being herein referred to as the “Credit Agreement”), Holdco, the Administrative Agent and the Existing Lenders have agreed to amend and restate the Existing Credit Agreement and the Lenders have agreed to make available to the Borrower certain credit facilities on the terms and conditions set forth therein;
     WHEREAS, one or more Grantors may from time to time on or after the date hereof enter into, or guaranty the obligations of one or more other Grantors or any of their respective Subsidiaries in connection with, one or more Rate Management Transactions permitted by the Credit Agreement with a Rate Management Counterparty;
     WHEREAS, each of the Grantors has benefited or will benefit directly and indirectly from the credit facilities made available pursuant to the Credit Agreement and from the entering into of Rate Management Transactions by Grantors or their Subsidiaries, and has entered into that certain Amended & Restated Guaranty dated as of the date hereof with respect to the Credit Agreement; and

     WHEREAS, to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and make available the credit facilities thereunder and to induce the Lenders and their Affiliates to enter into Rate Management Transactions, the Grantors have agreed to amend and restate the Existing Security Agreement on the terms and conditions set forth herein to amend the definition of Collateral (as defined in the Existing Security Agreement) and to make the other changes evidenced hereby.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions. Capitalized terms used herein without definition and defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
     “Chattel Paper” means any “chattel paper”, as such term is defined in the UCC.
     “Collateral” shall have the meaning ascribed thereto in Section 3 hereof; provided, however, that notwithstanding anything herein to the contrary, the term “Collateral” shall not include any property of any Grantor constituting Pledged Collateral under the Pledge Agreement or any Excluded Assets.
     “Commercial Tort Claims” means “commercial tort claims”, as such term is defined in the UCC.
     “Contracts” means all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an account receivable, any agreement relating to the terms of payment or the terms of performance thereof, in all cases other than Excluded Assets and other than any contract, undertaking or other agreement if the granting of a security interest therein would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the UCC).
     “Copyrights” means any copyrights, rights and interests in copyrights, copyright registrations and copyright applications, including, without limitation, the copyright registrations and applications listed on Schedule III attached hereto, and all renewals of any of the foregoing, all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “Documents” means any “documents”, as such term is defined in the UCC, and shall include, without limitation, all documents of title (as defined in the UCC) bills of lading or other receipts evidencing or representing Inventory or Equipment.
     “Equipment” means any “equipment”, as such term is defined in the UCC.
     “Event of Default” means a Default (as defined in the Credit Agreement).

     “Excluded Assets” means any or all of the following with respect to any Grantor:
(a) cash and cash equivalents (other than proceeds of the Collateral);
(b) accounts receivable;
(c) Portfolio Securities;
(d) deposit or securities accounts containing any of the foregoing;
(e) other assets that require perfection exclusively through control agreements under the applicable UCC;
(f) Letter-of-Credit Rights;
(g) leasehold real property;
(h) motor vehicles and other assets subject to certificates of title;
(i) interest in joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties;
(j) tax-exempt bonds;
(k) General Intangibles or other rights arising under contracts, Instruments, licenses, license agreements or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) be prohibited by an enforceable anti-assignment provision of such documents in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party to such contract, Instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other such right shall cease to constitute Excluded Property pursuant to this clause (k) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (k) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC;
(l) property as to which the Collateral Agent and the Borrower reasonably determine (as specified in writing by such Persons) that the costs of obtaining a security interest (or perfecting the same) outweighs the benefit to the Secured Parties of the security afforded thereby;
(m) Capital Stock representing more than 65% of the total combined voting power of a Foreign Subsidiary;

(n) obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code; and
(o) direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Property.
     “General Intangibles” means any “general intangibles”, as such term is defined in the UCC, and, in any event, shall include, without limitation, all right, title and interest in or under any Contract, models, drawings, materials and records, claims, literary rights, goodwill, rights of performance, Copyrights, Trademarks, Patents, warranties, rights under insurance policies and rights of indemnification.
     “Goods” means any “goods”, as such term is defined in the UCC, including, without limitation, fixtures and embedded Software to the extent included in “goods” as defined in the UCC.
     “Instruments” means any “instrument”, as such term is defined in the UCC, and shall include, without limitation, promissory notes, drafts, bills of exchange, trade acceptances, letters of credit, letter of credit rights (as defined in the UCC) and Chattel Paper, in each case other than Excluded Assets.
     “Inventory” means any “inventory”, as such term is defined in the UCC.
     “Investment Property” means any “investment property”, as such term is defined in the UCC, other than Excluded Assets.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent, the LC Issuer or any indemnified party arising under the Loan Documents, including without limitation all obligations of the Loan Parties under the Guaranty and all joinders and supplements thereto.
     “Patents” means any patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein, and those patents and patent applications listed on Schedule IV attached hereto, and the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “Pledge Agreement” means that certain Amended and Restated Pledge Agreement dated as of the date hereof among the Collateral Agent, Holdco, the Borrower and certain of its Subsidiaries, as from time to time amended, restated, amended and restated, supplemented or otherwise modified.

     “Portfolio Securities” means, collectively, portfolio securities (i) designated as “trading investments” on Holdco’s consolidated financial statements, (ii) designated as “available for sale investments” on Holdco’s consolidated financial statements or (iii) otherwise designated as investments on Holdco’s consolidated financial statements, in each case valued at fair value in accordance with GAAP.
     “Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, includes, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), and (c) any and all other amounts from time to time paid or payable under, in respect of or in connection with any of the Collateral other than Excluded Assets.
     “Rate Management Counterparties” means Lenders and their Affiliates (or Persons which were Lenders or their Affiliates at the time the applicable Rate Management Transaction was entered into) which have entered into Rate Management Transactions with Holdco or any Subsidiary.
     “Representative” means any Person acting as agent, representative or trustee on behalf of the Collateral Agent from time to time.
     “Required Secured Parties” means (a) prior to the date upon which the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, the Required Lenders (or if so required by Section 8.2 of the Credit Agreement, all the Lenders) and (b) after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, Secured Parties holding in the aggregate at least a majority of the aggregate due and unpaid Rate Management Obligations, as determined by the Collateral Agent in its reasonable discretion.
     “Secured Parties” means, collectively, each Lender, the Rate Management Counterparties, the LC Issuer, the Administrative Agent, the Collateral Agent and all of their successors and assigns.
     “Secured Obligations” means all Obligations and all Rate Management Obligations owing to the Rate Management Counterparties.
     “Significant Acquired Subsidiary” means any Subsidiary of Holdco that on the date such Subsidiary is acquired, incorporated or formed (or in respect of a newly incorporated or formed Subsidiary, that acquires assets as part of one or more related transactions immediately thereafter) has total assets that exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries or has total revenues for the most recent 12 month period, if applicable, on a pro forma basis that exceed 10% of the total consolidated revenues for the most recent 12 month period of the Borrower and its Subsidiaries.
     “Software” means all “software”, as such term is defined in the UCC, now owned or hereafter acquired by any Grantor, other than software embedded in any category of Goods,

including, without limitation, all computer programs and all supporting information provided in connection with a transaction related to any program.
     “Termination Date” shall have the meaning ascribed thereto in Section 4.10 below.
     “Trademarks” means any trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, the trademarks and applications listed in Schedule V attached hereto and renewals thereof, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
     Section 2. Representations, Warranties and Covenants of Grantors. Each Grantor represents and warrants to, and covenants with, the Collateral Agent, for the benefit of the Secured Parties, as follows:
     (a) each Grantor has rights in and the power to transfer the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof (subject, with respect to after acquired Collateral, to such Grantor acquiring the same) and no Lien other than Permitted Liens exists upon such Collateral;
     (b) such Grantor has the power, authority and legal right to execute this Agreement and to grant a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Parties;
     (c) this Agreement has been duly authorized, executed and delivered by such Grantor and constitutes a legal, valid and binding obligation of such Grantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles;
     (d) no consent, approval or authorization of or designation or filing with any Governmental Entity on the part of such Grantor is required in connection with or as a condition to the security interest granted under this Agreement, or the exercise by the Collateral Agent of the rights provided for in this Agreement except as may be required in connection with disposition of the Collateral by laws affecting creditors’ rights generally;
     (e) the execution, delivery and performance of this Agreement by such Grantor will not violate any provision of (i) any applicable law, rule, regulation, order, judgment, writ, award or decree binding on such Grantor, (ii) the charter or by-laws or

Memorandum of Articles of Association of such Grantor or (iii) any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which such Grantor is a party or to which such Grantor or its assets is bound, and will not result in the creation or imposition of any Lien in any of the assets of such Grantor except to the extent otherwise permitted by this Agreement or the Credit Agreement and except with respect to clauses (i) or (iii), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect;
     (f) this Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in and Lien upon all of the Grantors’ right, title and interest in and to the Collateral, and, upon the filing of appropriate UCC financing statements in the jurisdictions listed on Schedule I attached hereto, such security interest will be duly perfected in all the Collateral in which a security interest may be perfected by filing of a UCC financing statement in the appropriate filing office and jurisdiction pursuant to the UCC, and upon delivery of the Instruments to the Collateral Agent or its Representative, duly endorsed by the applicable Grantor or accompanied by appropriate undated instruments of transfer duly executed by such Grantor, the security interest in the Instruments will be duly perfected;
     (g) all of the Equipment, Inventory and Goods shall be located on the date hereof at the places as specified on Schedule I attached hereto. Except as disclosed on Schedule I, as of the date hereof none of the Collateral is in the possession of any bailee, warehouseman, processor or consignee. Schedule I discloses each Grantor’s name as of the date hereof as it appears in official filings in the state of its incorporation, formation or organization, the type of entity of each Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by each Grantor’s state of incorporation, formation or organization (or a statement that no such number has been issued), each Grantor’s state of incorporation, formation or organization and the chief place of business, chief executive office and the office where each Grantor keeps its books and records. Each Grantor has only one state of incorporation, formation or organization. No Grantor (including any Person acquired by any Grantor) does business or has done business during the one (1) year preceding the date hereof under any trade name or fictitious business name except as disclosed on Schedule II attached hereto;
     (h) the Copyrights, Patents and Trademarks listed on Schedules III, IV and V, respectively, constitute all of the registered or pending Copyrights, Patents and Trademarks owned as of such date by such Grantor which are registered or pending with any Governmental Entity;
     (i) no Copyrights, Patents or Trademark which is material to the business of such Grantor or the invalidity, unenforceability or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material IP Item”) has been adjudged invalid or unenforceable or has been canceled, in whole or in part, or, to such Grantor’s knowledge, is not presently subsisting. Each of such Material IP Items is valid and enforceable. Each Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of such Material IP Items free and clear of any Liens, other than Permitted Liens. Each Grantor has adopted, used and is currently using, or has a current bona fide intention to use, all of such Material IP Items and such Grantor has no knowledge of any suits or actions commenced or threatened with respect thereto; and
     (j) as of the date hereof, such Grantor does not own any Commercial Tort Claim in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, except for those disclosed on Schedule VI hereto.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in Collateral to the extent such creation or perfection would require (i) any filing other than a filing in the United States of America, any State thereof and the District of Columbia, (ii) other action under the laws of any jurisdiction other than the United States of America, any State thereof and the District of Columbia or (iii) that any control agreements be obtained in respect thereof.
     Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, as of the Effective Date each Grantor hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a Lien on and security interest in and to all of such Grantor’s right, title and interest in the following personal property, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (all being collectively referred to herein as “Collateral”):
     (a) the Instruments of such Grantor, together with all payments thereon or thereunder:
     (b) all Inventory of such Grantor;
     (c) all General Intangibles (including payment intangibles (as defined in the UCC) and Software) of such Grantor;
     (d) all Equipment (including any corporate aircraft) of such Grantor;
     (e) all Documents of such Grantor;
     (f) all Contracts of such Grantor;
     (g) all Goods of such Grantor;
     (h) all Investment Property of such Grantor;
     (i) Commercial Tort Claims of such Grantor; specified on Schedule VI, as from time to time updated; and

     (j) all other tangible and intangible personal property of such Grantor, including, without limitation, all Proceeds, products, accessions, rents, profits, income, benefits, substitutions, additions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon, insurance claims and all rights, claims and benefits against any Person relating thereto), other rights to payments not otherwise included in the foregoing and all books, correspondence, files, records, invoices and other papers, including without limitation all tapes, cards, computer runs, computer programs, computer files and other papers, documents and records in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor;
provided, however, that “Collateral” shall not include the Excluded Assets.
     Section 4. Covenants; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:
     4.1. Delivery and Other Perfection; Maintenance, etc.
     (a) Delivery of Instruments, Documents, Etc. If any Grantor shall at any time hold or acquire (1) any Instrument in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, (2) any Chattel Paper in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or (3) any negotiable Document in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to such Grantor by the Collateral Agent but only with respect to Instruments, Chattel Paper and negotiable Documents of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such acquisition (or such longer period as to which the Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Collateral Agent to such Grantor, deliver and pledge to the Collateral Agent or its Representative any and all (to the extent constituting Collateral) Instruments, negotiable Documents and Chattel Paper duly endorsed and/or accompanied by such instruments of assignment and transfer executed by such Grantor in such form and substance as the Collateral Agent or its Representative may reasonably request; provided, that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any such Instruments, negotiable Documents and Chattel Paper received by such Grantor in the ordinary course of business, and the Collateral Agent or its Representative shall, promptly upon request of such Grantor, make appropriate arrangements for making any other Instruments, negotiable Documents and Chattel Paper pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent or its Representative, against trust receipt or like document).

     (b) Other Documents and Actions. Each Grantor shall, upon written request by the Collateral Agent, promptly execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be reasonably necessary (in the reasonable judgment of the Collateral Agent or its Representative) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent or its Representative to exercise and enforce the rights of the Collateral Agent hereunder with respect to such pledge and security interest; provided, that in no event shall any control agreements be required. Notwithstanding the foregoing, each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any relevant UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets (other than Excluded Assets) of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of New York for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon written request. Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
     (c) Reserved.
     (d) Reserved.
     (e) Intellectual Property. If any Grantor shall (i) obtain registered rights to any new patentable inventions, any registered Copyrights or any Patents or Trademarks, or (ii) become the owner of any registered Copyrights or any Patents or Trademarks or any improvement on any Patent, the provisions of this Agreement above shall automatically apply thereto and such Grantor shall, on or before the later of (i) 30 days following such obtainment or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such obtainment, give to the Collateral Agent written notice thereof. Each Grantor hereby authorizes the Collateral Agent to modify this Agreement by amending Schedules III, IV and V, as applicable, to include any such registered or pending Copyrights, Patents and Trademarks. Each Grantor shall have the duty (but no Secured Party shall have any duty), subject to the exercise of its reasonable business judgment, (i) to prosecute diligently any patent, trademark, or service mark applications material to the business of such Grantor pending as of the date hereof or hereafter, (ii) to make application on unpatented but patentable inventions and on trademarks, copyrights and service marks material to the business of such Grantor, as appropriate, (iii) to preserve and maintain all rights in the Material IP Items and (iv) to ensure that the Material IP Items are and remain enforceable; provided, that such Grantor may abandon or otherwise cease to maintain any Copyrights, Patents or Trademarks that, in the ordinary course of business, are reasonably determined by such Grantor not to merit continuing maintenance. Any expenses incurred in connection with any Grantor’s obligations under this Section 4.1(e) shall be borne by Grantors. No Grantor shall abandon any right to file a patent, trademark or service mark application, or abandon any pending patent, application or any other Copyright, Patent or Trademark (in each case which is or would constitute a Material IP Item) without the written consent of the Collateral Agent, which consent shall not be unreasonably withheld; provided, that such Grantor may abandon or otherwise cease to maintain any Copyrights, Patents or Trademarks that, in the ordinary course of business, are reasonably determined by such Grantor not to merit continuing maintenance.
     (f) Further Identification of Collateral. Each Grantor will, within 30 days following a written request and as often as reasonably requested by the Collateral Agent or its Representative (but no more frequently than twice per year except during the continuance of an Event of Default), furnish to the Collateral Agent or such Representative, updated schedules to this Agreement and such other information further identifying and describing the Collateral as the Collateral Agent or its Representative may reasonably request, all in reasonable detail.
     (g) Investment Property. If any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to such Grantor by the Collateral Agent but only with respect to Certificated Securities representing Capital Stock of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such acquisition (or such longer period as to which the Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Collateral Agent to such Grantor, deliver such Certificated Securities to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.
     (h) Commercial Tort Claims. If at any time any Grantor shall hold or acquire any Commercial Tort Claim in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to such Grantor by the Collateral Agent but only with respect to Commercial Tort Claims of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such acquisition (or such longer period as to which the Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Collateral Agent to such Grantor, enter into a supplement to this Agreement, granting to the Collateral Agent a Lien on and security interest in such Commercial Tort Claim.

     4.2. Other Liens. Grantors will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is reasonably necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Collateral Agent in and to the Collateral and in and to all Proceeds thereof against the claims and demands of all Persons not holding a Permitted Lien.
     4.3. Preservation of Rights. If an Event of Default has occurred or is continuing, the Collateral Agent and its Representative may, but shall not be required to, but only following 5 Business Days’ written notice to any Grantor of its intent to do so, take any steps the Collateral Agent or its Representative reasonably deems necessary to preserve any Collateral or any rights against third parties to any of the Collateral, including obtaining insurance of Collateral at any time when a Grantor has failed to do so, and any applicable Grantor jointly and severally agrees to promptly pay, or reimburse the Collateral Agent within 10 days after demand for, all reasonable expenses incurred in connection therewith.
     4.4. Name Change; Location.
     (a) Without limiting the restrictions on mergers involving the Grantors contained in the Credit Agreement, if any Grantor shall (i) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof, (ii) otherwise change its name, identity or corporate structure or (iii) change the proposed use by such Grantor of any tradename or fictitious business name other than any such name set forth on Schedule II attached hereto, such Grantor shall, on or before the later of (i) 30 days following such change or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such change, give to the Collateral Agent written notice thereof.
     (b) Except for the sale of Inventory in the ordinary course of business and except as not prohibited by the Credit Agreement, each Grantor will keep the Collateral at the locations specified in Schedule I or such other locations as to which notice has been given to the Collateral Agent by such Grantor pursuant to this Section and with respect to which such Grantor has taken such action as the Collateral Agent shall have reasonably requested to protect and preserve its interests in the Collateral to be located at such location (including using commercially reasonable efforts to secure a landlord waiver or similar document with respect to any current or future chief executive office of the Grantors). If any Grantor shall change its chief place of business or form any new location at which Collateral having an aggregate value in excess of $5,000,000 is or is reasonably expected to be located, such Grantor shall, on or before the later of (i) 30 days following such change or (ii) the first date required for delivery of financial statements pursuant to Section 6.1(i) or (ii) of the Credit Agreement following such change, give to the Collateral Agent written notice thereof.
     4.5. Insurance. All insurance policies required under Section 6.6 of the Credit Agreement shall name the Collateral Agent (for the benefit of the Secured Parties) as an additional insured or as lender loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Collateral Agent.
     4.6. Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:
     (a) Each Grantor shall, at the request of the Collateral Agent or its Representative, assemble the Collateral and make it available to the Collateral Agent or its Representative at a place or places designated by the Collateral Agent or its Representative which are reasonably convenient to the Collateral Agent or its Representative, as applicable, and such Grantor;
     (b) the Collateral Agent or its Representative may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
     (c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right);
     (d) the Collateral Agent or its Representative in their discretion may, in the name of the Collateral Agent or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;
     (e) the Collateral Agent, or its Representative, may take immediate possession and occupancy of any premises owned, used or leased by any Grantor and exercise all other rights and remedies of an assignee which may be available to the Collateral Agent; and
     (f) the Collateral Agent may, upon ten (10) Business Days’ prior written notice to the Grantors of the time and place (which notice each Grantor hereby agrees is commercially reasonable notification for purposes hereof), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent or its Representative, sell, lease, license, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems appropriate, and for cash or for credit or for future delivery (without any Secured Party thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or anyone else may be the purchaser, lessee, licensee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantors, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
The proceeds of each collection, sale or other disposition under this Section 4.6 shall be applied in accordance with Section 4.7 hereof. If such proceeds are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantors shall remain liable for any deficiency.
     4.7. Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Collateral, and any other cash at the time held by the Collateral Agent under this Agreement, shall be applied in accordance with Section 2.24(ii) of the Credit Agreement.
     4.8. Attorney in Fact. Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent until the Termination Date, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in the discretion of the Collateral Agent, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following upon the occurrence and during the continuation of any Event of Default:
     (a) to ask, demand, collect, receive and give acquittance and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Grantor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments, unless constituting Excluded Assets, for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;
     (b) to pay or discharge charges or Liens levied or placed on or threatened against the Collateral (other than Permitted Liens), to effect any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor;

     (c) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Collateral Agent or as the Collateral Agent shall direct, and to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral;
     (d) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other Documents constituting Collateral;
     (e) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, unless being diligently pursued by the applicable Grantor;
     (f) to defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, unless being diligently defended by such Grantor;
     (g) after giving notice to the applicable Grantor, to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate;
     (h) to the extent that such Grantor’s authorization given in Section 4.1(b) of this Agreement is not sufficient, to file such financing statements with respect to this Agreement, with or without such Grantor’s signature, or to file a photocopy of this Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate, and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require the such Grantor’s signature; and
     (i) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and at such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Each Grantor hereby ratifies, to the extent permitted by law, all that such attorneys lawfully do or cause to be done by virtue hereof. The power of attorney granted hereunder is a power coupled with an interest and shall be irrevocable until the Termination Date.
     Each Grantor also authorizes the Collateral Agent, at any time from and after the occurrence and during the continuation of any Event of Default, (x) to communicate in its own name with any party to any Contract constituting Collateral with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts constituting Collateral hereunder and other matters relating thereto and (y) to execute, in connection with any sale of

Collateral provided for in Section 4.6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
     4.9. Perfection. Except as provided in the second paragraph of Section 4.11, prior to or concurrently with the execution and delivery of this Agreement, each Grantor shall furnish to the Collateral Agent such financing statements, assignments for security, Instruments (accompanied by appropriate undated instruments of transfer duly executed by such Grantor) and other documents as may be necessary or as the Collateral Agent or the Representative may reasonably request to perfect the security interests granted by Section 3 of this Agreement.
     4.10. Termination. This Agreement and the Liens granted hereunder shall terminate upon the date of the termination of the Credit Agreement, the full and complete performance and indefeasible satisfaction of all the Secured Obligations (other than contingent indemnification obligations) and the termination of all commitments which could give rise to Secured Obligations (the “Termination Date”), whereupon each Grantor shall automatically be released from its obligations hereunder (other than those expressly stated to survive such termination) and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral to or on the order of the Grantors. The Collateral Agent, at the Grantors’ expense, shall also execute and deliver to the Grantors upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Grantors to effect the termination and release of the Liens in favor of the Collateral Agent created hereby.
     4.11. Further Assurances. At any time and from time to time, upon the written request of the Collateral Agent or its Representative, and at the sole expense of Grantors, Grantors will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further reasonable actions as the Collateral Agent or its Representative may reasonably require in order for the Collateral Agent to obtain the full benefits of this Agreement and of the rights and powers herein granted in favor of the Collateral Agent, including, without limitation, using the Grantors’ best efforts to secure all consents and approvals necessary or appropriate for the assignment to the Collateral Agent of any Collateral held by any Grantor or in which any Grantor has any rights not heretofore assigned, the filing of any financing or continuation statements under the UCC with respect to the liens and security interests granted hereby or transferring Collateral to the Collateral Agent’s possession (if a security interest in such Collateral can be only perfected by possession; provided, that in no event shall any control agreement be required) and obtaining waivers of liens from landlords and mortgagees solely with respect to any current or future chief executive office of the Grantors. Each Grantor also hereby authorizes the Collateral Agent and its Representative to file any such financing or continuation statement without the signature of such Grantor to the extent permitted by applicable law. Without limiting the foregoing, each Grantor agrees to promptly upon the request of the Collateral Agent execute and deliver to the Collateral Agent such supplemental security instruments with respect to Copyrights, Patents and Trademarks as the Collateral Agent may from time to time reasonably request.
     Within 30 days after the date hereof (or such longer period as to which the Collateral Agent may agree), Grantors shall deliver (with respect to (b) below, use commercially reasonable efforts to deliver) to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent:
     (a) an aircraft mortgage and security agreement and an opinion of counsel relating to the Collateral Agent’s first priority perfected security interest in Holdco’s corporate aircraft; and
     (b) a fully-executed landlord waiver or similar agreement with respect to the Grantors’ chief executive office located at 1550 Utica Avenue South, St. Louis Park, Minnesota 55416.
     4.12. Limitation on Duty of the Collateral Agent. The powers conferred on the Collateral Agent under this Agreement are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither the Collateral Agent nor its Representative nor any of their respective officers, directors, employees or agents shall be responsible to Grantors for any act or failure to act, except for bad faith, gross negligence, willful misconduct or breach of this Agreement. Without limiting the foregoing, the Collateral Agent and any Representative shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent or any Representative, in its individual capacity, accords its own property consisting of the type of Collateral involved, it being understood and agreed that neither any Secured Party nor any Representative shall have any responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above) to protect, preserve or exercise rights against any Person with respect to any Collateral and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering same to the applicable Grantor.
     Also without limiting the generality of the foregoing, neither any Secured Party nor any Representative shall have any obligation or liability under any Contract or license by reason of or arising out of this Agreement or the granting to the Collateral Agent of a security interest therein or assignment thereof or the receipt by any Secured Party or any Representative of any payment relating to any Contract or license pursuant hereto, nor shall any Secured Party or any Representative be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or license, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     Nothing in this Agreement shall be construed to subject the Collateral Agent or any Secured Party to liability as an owner of any Collateral, nor shall the Collateral Agent or any Secured Party be deemed to have assumed any obligations under any agreement or instrument included as Collateral, unless and until in each case the Collateral Agent enforces its rights hereunder after an Event of Default in such a manner as to actually take ownership of such Collateral pursuant to a foreclosure or similar action.

     Section 5. Miscellaneous.
     5.1. No Waiver. No failure on the part of the Collateral Agent or any of its Representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Collateral Agent or any of its Representatives of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.
     5.2. Notices. All notices, demands and requests that any party is required or elects to give to any other party shall be given in accordance with the provisions of Section 13.1 of the Credit Agreement, and if given (i) to the Collateral Agent, shall be given to it at 10 S. Dearborn Street, Floor 7, Chicago, Illinois 60603-2003 or as otherwise specified by the Collateral Agent in writing, (ii) to a Grantor other than the Borrower, shall be given to it c/o the Borrower at the address specified in the Credit Agreement and (iii) to the Borrower, shall be given to it at its address specified in the Credit Agreement.
     5.3. Amendments, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Collateral Agent with (other than in the case of amendments hereof solely for the purpose of adding Collateral as contemplated hereby) the concurrence or at the direction of the Required Secured Parties. Any such amendment or waiver shall be binding upon the Collateral Agent and each Grantor and their respective successors and assigns.
     5.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and the respective successors and assigns of each of the foregoing, provided, that no Grantor shall assign or transfer its rights hereunder, except as permitted by this Agreement or the Credit Agreement.
     5.5. Counterparts; Headings. This Agreement may be authenticated in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may authenticate this Agreement by signing any such counterpart. This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Collateral Agent, electronic means, all of which shall be equally valid. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
     5.6. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
     5.7. Expenses. Any taxes (including income taxes) and stamp duties payable or ruled payable by any domestic or foreign Governmental Entity in respect of this Agreement shall be paid by the Grantors, together with related interest, penalties, fines and expenses, if any. The Grantors shall reimburse the Collateral Agent promptly following demand for any and all reasonable and documented costs and out-of-pocket expenses (limited with respect to legal expenses to the reasonable fees, disbursements and other charges of one counsel to the Collateral Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction) relating to this Agreement as and to the extent required by Section 9.6(i) of the Credit Agreement (giving effect to the last sentence of Section 10.16 thereof). For purposes thereof, costs and expenses relating to the collection, preservation or sale of the Collateral shall be deemed to be in connection with the administration of the Loan Documents. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.
     5.8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Grantors and the Collateral Agent with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between any Grantor and the Collateral Agent relating to the subject matter hereof. This Agreement supplements the other Loan Documents and nothing in this Agreement shall be deemed to limit or supersede the rights granted to the Collateral Agent or the other Secured Parties in any other Loan Document. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Pledge Agreement relating to Pledged Collateral, the provisions of the Pledge Agreement relating to the Pledged Collateral shall govern.
     5.9. Choice of Law, Submission to Jurisdiction, etc.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
     (b) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in this Section. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     5.11. Amendment and Restatement. This Agreement amends and restates the Existing Security Agreement in its entirety and, on the Effective Date, the terms and provisions of the Existing Security Agreement shall be superseded hereby and the rights and obligations of the parties hereto shall be governed by this Agreement rather than the Existing Security Agreement. This Agreement is given in substitution for the Existing Security Agreement, is in no way intended to constitute a novation of the Existing Security Agreement and the Liens granted in the Existing Security Agreement hereby are renewed and extended and shall be continuing. The parties hereto acknowledge and agree that any waivers, express or implied by course of conduct or otherwise, amendments or other actions (or failures to act) under the Existing Security Agreement shall not affect the rights and duties of the parties under this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

MONEYGRAM PAYMENT SYSTEMS, INC.

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

FSMC, INC.

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

MONEYGRAM INVESTMENTS, LLC

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Security Agreement]

PROPERTYBRIDGE, INC.

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

MONEYGRAM OF NEW YORK LLC,

By: MONEYGRAM PAYMENT SYSTEMS, INC., its Sole Member

By:	/s/ David J. Parrin

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Security Agreement]

COLLATERAL AGENT:

JPMORGAN CHASE BANK, N.A., as Collateral Agent for the benefit of the Secured Parties

By:	/s/ Sabir Hashmy

Title:	Vice President

[Signature Page to Amended and Restated Security Agreement]

EXHIBIT A
Form of Joinder
Joinder to Security Agreement
The undersigned,                     , a            , as of the       day of                     , 20     , hereby joins in the execution of that certain Amended and Restated Security Agreement dated as of March 25, 2008 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Security Agreement”) among MoneyGram International, Inc., MoneyGram Payment Systems Worldwide, Inc., MoneyGram Payment Systems, Inc., FSMC, Inc., MoneyGram Investments, LLC, PropertyBridge, Inc., MoneyGram of New York LLC and each other Person that becomes a Grantor thereunder after the date and pursuant to the terms thereof, to and in favor of JPMorgan Chase Bank, N.A., as Collateral Agent. Capitalized terms used but not defined herein have the meanings given them in the Security Agreement. By executing this Joinder, the undersigned hereby agrees that it is a Grantor thereunder and agrees to be bound by all of the terms and provisions of the Security Agreement.
The undersigned represents and warrants to the Collateral Agent and the other Secured Parties that:
(a) all of the Equipment, Inventory and Goods owned by such Grantor is located at the places as specified on Schedule I attached hereto;
(b) except as disclosed on Schedule I, none of such Collateral is in the possession of any bailee, warehousemen, processor or consignee;
(c) the chief place of business, chief executive office and the office where such Grantor keeps its books and records are located at the place specified on Schedule I;
(d) such Grantor (including any Person acquired by such Grantor) does not do business or has not done business during the past five years under any tradename or fictitious business name, except as disclosed on Schedule II;
(e) all registered or pending Copyrights, Patents and Trademarks owned by the undersigned are listed in Schedules III, IV and V, respectively; and
(f) all Commercial Tort Claims, in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate of such Grantor are listed in Schedule VI.
                    , a

By:

Name:

Title:

FEIN: